U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                   SEC File Number 0-30292
                                                   CUSIP Number 349644 10 4

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [X] Form 10-Q  [  ] Form N-SAR

For Period Ended: June 30, 2001
---------------------------------

    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
---------------------------------

Part I - Registrant Information
---------------------------------

Full Name of Registrant:  Fortune Entertainment Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      144 Elm Street, 2nd Floor, Suite 16

City, State and Zip Code

      Biddeford, Maine  04005
---------------------------------

Part II - Rules 12b-25(b) and (c)
---------------------------------

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
------------------------------------

Part III - Narrative
------------------------------------

      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete its financial statements for the three months ended June 30, 2001 in sufficient time to permit the filing of the 10-Q report by August 14, 2001.
-------------------------------------

Part IV - Other Information
-------------------------------------

(1) Name and telephone number of person to contact in regard to this notification

        William T. Hart                 (303)          839-0061
        ---------------                 -----          --------
           (Name)                    (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been
     filed? If answer is no, identify report(s).       [ ] Yes [X] No

         The Company has not filed its 10-KSB report for the year ended December 31, 2000.

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?        [  ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        Fortune Entertainment Corporation
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 15, 2001          By  /s/ Douglas Sanderson
                                    ---------------------------------------
                                        Douglas Sanderson, Chief Executive
                                        Officer Fortune Entertainment
                                        Corporation.


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).